Exhibit 99.1

Merrimack Reports Second Quarter 2013 Financial Results

Top-line clinical trial results for MM-398 Phase 3 (NAPOLI-1) and four MM-121 Phase 2 trials expected in upcoming months

Cambridge, Mass.—(Globe Newswire)— August 8, 2013 — Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK), a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer, today announced its second quarter 2013 financial results.

“We are pleased with a strong quarter of progress advancing our pipeline of six novel therapeutic candidates,” said Robert Mulroy, President and CEO of Merrimack.  “We remain on track for a robust set of milestones in the months ahead and we remain focused on our goal of delivering transformative therapies to patients to dramatically improve cancer outcomes.”

Merrimack will host a conference call today, Thursday, August 8 at 11 a.m., Eastern Time, to provide an update on its development pipeline.  The call will also provide a summary of second quarter 2013 financial results.

Investors and the general public are invited to listen to the call by dialing (877) 564-1301 (domestic) or (224) 357-2394 (international) five minutes prior to the start of the call and providing the passcode 23772480. A listen-only webcast of the call can be accessed in the Investors section of Merrimack’s website, http://investors.merrimackpharma.com, and a replay of the call will be archived there for six weeks following the call.

Key Recent Events, Upcoming Milestones and Conferences

In the past three months, Merrimack achieved a number of significant accomplishments, including:

•                  Initiation of a Phase 2 clinical trial in second line gastric cancer for MM-111, Merrimack’s bispecific antibody that targets ErbB3 and ErbB2;

•                  Completion of enrollment in a Phase 2 clinical trial in breast cancer of MM-121, Merrimack’s fully human monoclonal antibody that targets ErbB3;

•                  Presentation of MM-121 Phase 1 data from patients with advanced solid tumors at the 2013 American Society of Clinical Oncology Annual Meeting; and

•                  Raising approximately $147.4 million in net proceeds through the sale of common stock and convertible notes.

Merrimack anticipates the following upcoming milestones:

•                  Completion of enrollment and announcement of top-line data for the NAPOLI-1 study, MM-398’s global Phase 3 clinical trial in gemcitabine-resistant pancreatic cancer;

•                  Announcement of top-line data from four MM-121 Phase 2 clinical trials focused on:

•                  Second line hormone receptor positive breast cancer in combination with exemestane,

•                  Second line wild type EGFR non-small cell lung cancer in combination with erlotinib,

•                  Neoadjuvant HER2 negative breast cancer in combination with paclitaxel, and

•                  Second line platinum resistant/refractory ovarian cancer in combination with paclitaxel; and

•                  Transition of multiple Phase 1 programs into Phase 2 opportunities to address large, unmet patient needs.

Merrimack expects to present at a number of investor conferences in the coming months, including:

•                  Morgan Stanley Global Healthcare Conference, September 9-11, 2013 in New York, New York; and

•                  Brean Capital 2013 Life Sciences Summit, October 7, 2013 in New York, New York.

Recent Financings

On July 17, 2013, we closed concurrent underwritten public offerings of 5.75 million shares of common stock at a price to the public of $5.00 per share and $125.0 million aggregate principal amount of 4.5% convertible senior notes.  Combined net proceeds, after deducting underwriting discounts and commissions and other offering expenses, were approximately $147.4 million.

Second Quarter 2013 Financial Results

•                  Net loss for the second quarter of 2013 was $30.3 million, or basic and diluted net loss per share available to common stockholders of $0.31, compared with net loss for the second quarter of 2012 of $20.1 million, or basic and diluted net loss per share available to common stockholders of $0.22.

•                  Collaboration revenues for the second quarter of 2013 were $18.5 million, compared to $12.1 million for the second quarter of 2012, an increase of $6.4 million, or 53%. This increase resulted from increases in development services and manufacturing revenues recognized under the 2009 license and collaboration agreement with Sanofi for the development and commercialization of MM-121.

•                  Research and development expenses for the second quarter of 2013 were $42.5 million, compared to $28.8 million for the second quarter of 2012, an increase of $13.7 million, or 48%. This increase was primarily attributable to the following:

•                  $5.5 million of increased MM-121 spending primarily due to increased enrollment and costs associated with our ongoing clinical trials;

•                  $4.7 million of increased MM-398 spending primarily due to increased enrollment and costs associated with our ongoing Phase 3 clinical trial;

•                  $1.1 million of increased MM-141 spending primarily due to the commencement of a Phase 1 clinical trial in the second half of 2012 and timing of manufacturing activities;

•                  $0.9 million of increased MM-111 spending primarily due to the initiation of a Phase 2 clinical trial;

•                  $0.9 million of increased spending on preclinical, general research and discovery primarily due to an increased number of preclinical programs in our pipeline and increased costs associated with each preclinical program as these programs approach clinical development; and

•                  $0.7 million of increased stock compensation cost related to the annual grant of stock options to employees.

•                  General and administrative expenses for the second quarter of 2013 were $5.1 million, compared to $3.6 million for the second quarter of 2012, an increase of $1.5 million, or 42%. This increase was primarily related to an increase in labor and labor-related costs, including stock compensation expense, as well as efforts to prepare for potential commercialization of MM-398.

•                  Other income and expenses, net for the second quarter of 2013 was $1.1 million of expense, compared with $0.2 million of income for the first quarter of 2012, a decrease of $1.3 million.  This decrease was primarily related to interest expense from Merrimack’s term loan with Hercules Technology Growth Capital, Inc., which closed in the second half of 2012.

Financial Outlook

Based on current operating plans, Merrimack expects its existing unrestricted cash and cash equivalents and available-for-sale securities on hand as of June 30, 2013 of $62.1 million, anticipated interest income, funding under its license and collaboration agreement with Sanofi related to MM-121 and net proceeds of $147.4 million from the concurrent sale of common stock and convertible notes in July 2013 to be sufficient to fund operations into 2015.

About Merrimack

Merrimack Pharmaceuticals is a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer. Merrimack applies its systems biology-based approach to biomedical research throughout the research and development process. Merrimack currently has six oncology therapeutics in clinical development.

Cautionary Note on Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Merrimack’s forward-looking statements include statements about Merrimack’s anticipated milestones, Merrimack’s presentations at upcoming investor and scientific conferences and expectations regarding the sufficiency of Merrimack’s cash balance to fund operating expenses and capital expenditures. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s drug candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 13, 2013 and other reports Merrimack files with the SEC.

Investor Contact:

Geoffrey M. Grande, CFA

Investor Relations

Merrimack Pharmaceuticals

617-441-7602

ggrande@merrimackpharma.com

Media Contact:

Dana Robie

Corporate Communications

Merrimack Pharmaceuticals

617-441-7408

drobie@merrimackpharma.com

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Merrimack Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended June 30,
	2012	2013
Collaboration revenues	$12,063	$18,452
Operating expenses:
Research and development	28,758	42,465
General and administrative	3,610	5,095
Total operating expenses	32,368	47,560

Loss from operations	(20,305)	(29,108)

Other income and expenses, net	166	(1,143)

Net loss	$(20,139)	$(30,251)

Less net loss attributable to non-controlling interest	(113)	(169)

Net loss attributable to Merrimack	$(20,026)	$(30,082)

Other comprehensive income (loss)	(49)	15

Comprehensive loss	$(20,075)	$(30,067)

Net loss per share available to stockholders - basic and diluted	$(0.22)	$(0.31)

Weighted-average common shares used in computing net loss per share available to common stockholders - basic and diluted	90,581	96,170

Merrimack Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	As of December 31, 2012	As of June 30, 2013
Assets
Cash and cash equivalents	$37,714	$30,943
Available-for-sale securities	72,238	31,197
Restricted cash	100	100
Accounts receivable	9,267	14,537
Prepaid expenses and other current assets	8,982	9,170
Total current assets	128,301	85,947

Restricted cash	528	567
Property and equipment, net	6,297	8,155
Other assets	1,068	31
Intangible assets, net	2,165	2,005
In-process research and development	7,010	7,010
Goodwill	3,605	3,605
Total assets	$148,974	$107,320

Liabilities, Non-Controlling Interest (Deficit) and Stockholders’ Deficit
Accounts payable, accrued expenses and other	$24,936	$36,322
Deferred revenues	9,350	9,336
Loans payable	2,373	9,970
Other current liabilities	1,861	2,119
Total current liabilities	38,520	57,747

Deferred revenues	71,114	68,724
Loans payable	37,482	30,592
Accrued interest	1,200	1,200
Other liabilities	7,078	7,398
Total liabilities	155,394	165,661

Non-controlling interest (deficit)	97	(242)
Total stockholders’ deficit	(6,517)	(58,099)

Total liabilities, non-controlling interest (deficit) and stockholders’ deficit	$148,974	$107,320

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